Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01

                                                                  Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01


PRICING SUPPLEMENT NO. 7 DATED August 10, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                August 10, 2000                    Book Entry:    |x|
Issue Price:               Variable                           Certificated:  |_|
Original Issue Date:       August 15, 2000     Principal Amount:     $83,000,000
Stated Maturity Date:      August 15, 2001     Net Proceeds:         $82,958,500
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                                              Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |x| LIBOR |_| Other
                                                           Telerate Page 3750

Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 6.73% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days Interest  Factor
Convention: N/A
                               prior to each Interest
                               Payment Date
                                             Index Maturity:            3 months
     Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 5 basis points
     Interest Payment Dates:  Quarterly,  on the 15th day of Spread  Multiplier:
N/A
                           February, May, August and
                           November, commencing November
                           15, 2000
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agent:        J P Morgan Securities Inc., as principal
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:             N/A



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.